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                                                                  EX-99.B11

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
Stagecoach Funds, Inc.:

        We consent to incorporation by reference in Stagecoach Funds, Inc.'s Post-Effective Amendment No. 30 to the Registration Statement Number 33-42927 on Form N-1A under the Securities Act of 1933 and Amendment No. 31 to the Registration Statement Number 811-6419 on Form N-1A under the Investment Company Act of 1940 of our reports dated November 15, 1996, on the statement of assets and liabilities, including the portfolio of investments, of each of the Funds comprising Stagecoach Funds, Inc. as of September 30, 1996, the related statements of operations and changes in net assets, and financial highlights for the periods indicated therein, which reports have been incorporated by reference into each statement of additional information.


        We also consent to incorporation by reference of our reports dated November 15, 1996, on the financial statements and financial highlights of the Asset Allocation Master Portfolio, Capital Appreciation Master Portfolio, Corporate Stock Master Portfolio, Small Cap Master Portfolio, Tax-Free Money Market Master Portfolio, and U.S. Government Allocation Master Portfolio (six of the master portfolios comprising Master Investment Trust) as of September 30, 1996, the related statements of operations and changes in net assets, and financial highlights for the periods indicated therein, which reports have been incorporated by reference in the statements of additional information.


        We also consent to the reference to our firm under the heading "Financial Highlights" in each prospectus and "Independent Auditors" in each statement of additional information.

/s/  KPMG Peat Marwick LLP

San Francisco, California
January 31, 1997